UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2005

Perini Corporation

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-6314	04-1717070
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

73 Mt. Wayte Avenue, Framingham, MA	01701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 628-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

As previously disclosed in the Current Reports on Form 8-K filed by Perini Corporation (“Perini”) on November 30, 2005 and December 5, 2005, on November 28, 2005 the U.S. District Court for the District of Columbia entered a $21.8 million judgment against two of Perini’s joint ventures in the matter of the Mergentime Corporation, et al. v. Washington Metropolitan Area Transit Authority (WMATA) v. Insurance Company of North America. The court awarded WMATA $21,813,439 in damages, plus prejudgment interest. The court also awarded damages to the joint ventures of $200,442, plus prejudgment interest.

On December 6, 2005, Perini and Mergentime Corporation jointly filed a motion with the court requesting that the court enter an order directing the parties to submit briefs within 30 days regarding the appropriateness of the award of prejudgment interest and the amount and to mediate the award of prejudgment interest. On December 9, 2005, WMATA filed a motion with the court claiming prejudgment interest of $18,906,638.15 as of December 19, 2005. In addition, WMATA’s calculation of prejudgment interest assumed that the court would enter judgment on December 19, 2005. If the judgment is entered after that date, WMATA stated that it would adjust its calculation of prejudgment interest to account for the extra time for accrual of interest. WMATA also requests that the court (i) eliminate the prejudgment interest on the damages awarded to the joint ventures, (ii) reduce by $356,173 the net damages awarded to WMATA due to a clerical error and (iii) enter a judgment on December 19, 2005 in accordance with WMATA’s motion.

Calculation of the amount of prejudgment interest depends upon the interest rate to be applied as well as the time from which prejudgment interest is determined to accrue. While Perini intends to argue, based upon a variety of theories, that prejudgment interest should not be awarded at all or that it should be awarded in a lower amount than that claimed by WMATA, these arguments may not ultimately succeed. Until the court enters a judgment regarding the amount of prejudgment interest awarded, Perini does not know what the actual total amount of the prejudgment interest will be, but the amount could be material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2005

PERINI CORPORATION

By:  /s/  Michael E. Ciskey

        Michael E. Ciskey

        Vice President and Chief Financial Officer